Exhibit 5.2

COHN BIRNBAUM & SHEA A PROFESSIONAL CORPORATION ATTORNEYS AT LAW HARTFORD • STAMFORD • WESTPORT • NEW YORK	100 PEARL STREET HARTFORD, CONNECTICUT 06103-4500 TELEPHONE 860 • 493 • 2200 FACSIMILE 860 • 727 • 0361

Leslie Inrig Olear, Esq.

lolear@cb-shea.com

August 4, 2005

Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, NY 10022

Ladies and Gentlemen:

We have acted as special local counsel in the State of Connecticut (the “State”) to Loews Bristol Cinemas, Inc., a Connecticut corporation (“Loews Bristol”), and Loews Connecticut Cinemas, Inc., a Connecticut corporation (“Loews Connecticut”) in connection with the issuance of Exchange Notes. In such capacity, we have examined copies of the documents identified on Schedule A (the “Note Documents”), together with copies of the documents, records and instruments identified on Schedule B (the “Organization and Authorization Documents”). We understand that you and other interested parties shall rely solely on the opinions of Ropes & Gray LLP, counsel to the Borrower, and other special local counsel, with regard to the authorization, execution and delivery of documents and instruments by parties other than Loews Bristol and Loews Connecticut and the enforceability of the Note Documents. Capitalized terms used herein but not otherwise defined herein (including Schedule A) shall have the meanings ascribed to such terms in the Indenture (as defined on Schedule A).

In rendering the opinions expressed below, we have, with your consent, assumed and relied upon the following:

(a) that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine;

(b) that all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents;

(c) the accuracy and completeness of all factual representations, warranties, schedules, annexes and exhibits contained in the Note Documents and the Organization and Authorization Documents, with respect to the factual matters set forth therein;

(d) that all parties to the Note Documents and the Organization and Authorization Documents, other than Loews Bristol and Loews Connecticut, are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties; and

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August 4, 2005

(e) that any public official or authority who provided a certificate or other document as the incorporation, organization, good standing, qualification, existence or the like of Loews Bristol or Loews Connecticut on which we have relied, had the authority and the jurisdiction to issue the applicable certificate, and that any individual purporting to act on behalf of such authority has been duly appointed, elected and/or authorized to act.

This opinion is qualified as follows:

1. We are qualified to practice law in the State. We do not express any opinion herein concerning the laws of any jurisdiction other than the laws of the State and, without limitation, are not opining as to any federal law.

2. We have examined the Indenture and the other Note Documents and made such other investigations as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on representations made, and factual matters set forth, in the Indenture, the Organization and Authorization Documents, the Loews Bristol Certificate, the Loews Connecticut Certificate, and the documents referenced in the Loews Bristol Certificate and the Loews Connecticut Certificate.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

1. Loews Bristol is a duly organized and validly existing corporation, formed under the laws of the State of Connecticut, and Loews Connecticut is a duly organized and validly existing corporation, formed under the laws of the State of Connecticut.

2. The execution and delivery of the Indenture by Loews Bristol has been duly authorized by all necessary corporate action on the part of Loews Bristol, and the execution and delivery of the Indenture by Loews Connecticut has been duly authorized by all necessary corporate action on the part of Loews Connecticut.

3. Loews Bristol and Loews Connecticut have each been duly authorized by all necessary corporate action to execute the Guarantees and to provide the Guarantees of Exchange Notes as contemplated by the Indenture.

4. The execution and delivery by Loews Bristol and Loews Connecticut of the Indenture, and the performance of their obligations under the Guarantees will not conflict with or result in a breach of any law of the State applicable to Loews Bristol and Loews Connecticut, and which is typically applicable to transactions of the type contemplated by the Indenture.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. We also hereby consent to Ropes & Gray LLP relying upon this opinion in providing any opinion to be delivered by them in

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August 4, 2005

respect of the foregoing. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Any change in the applicable laws, rules or regulations or in the information or assumptions upon which we rely, or any inaccuracy in such information or assumptions, could affect the validity of this opinion. We express no opinion herein as to any matters (including, but not limited to, matters relating to compliance by the Lenders with banking laws, rules and regulations applicable to them, including those pertaining to interest rates and late charges) other than the matters expressly set forth herein.

Very truly yours,

COHN BIRNBAUM & SHEA P.C.

By:	/s/ Leslie Inrig Olear
Leslie Inrig Olear

Schedule A

Note Documents

1.	Indenture dated July 30, 2004 among LCE Acquisition Corporation; Loews Cineplex Entertainment Corporation; Loews Bristol, Loews Connecticut and other Guarantors named therein and U.S. Bank, National Association, as Trustees (the “Indenture”).

2.	The guarantees by each of Loews Connecticut and Loews Bristol provided for in Article Eleven of the Indenture, specifically, the guarantees of the Notes (the “Guarantees”), and the guarantees of the Exchange Notes contemplated therein (the “Guarantees of the Exchange Notes”).

Schedule B

Organization and Authorization Documents

1.	Copy of a certificate dated June 28, 2005 of Michael Politi, Secretary of Loews Bristol, further certified by John J. Walker, Senior Vice President, Chief Financial Officer and Treasurer of Loews Bristol, which references that certain certificate (the “Loews Bristol Certificate”) of Michael Politi as Secretary of Loews Bristol dated July 30, 2004, and which certifies that:

a.	The Indenture is in full force and effect and has not been modified or amended since July 30, 2004, the date of its delivery.

b.	The resolutions referred to in paragraph 2 of the Certificate remain in full force and effect, have not been modified, rescinded or amended, and are the only resolutions adopted by the board of Loews Bristol or any committee thereof relating to the subject matter thereof.

c.	The Certificate of Incorporation and bylaws referred to in paragraphs 5 and 3 of the Certificate are in full force and effect and have not been modified or amended since the date of the Certificate.

d.	No action has been taken by Loews Bristol or its stockholders, directors or officers in contemplation of the liquidation, dissolution, sale of assets or merger of Loews Bristol.

e.	Attached thereto is a true and correct copy of a certificate of existence of Loews Bristol as f a recent date by the Secretary of the State of Connecticut, the jurisdiction of organization of Loews Bristol.

2.	Copy of a certificate dated June 28, 2005 of Michael Politi, Secretary of Loews Connecticut, further certified by John J. Walker, Senior Vice President, Chief Financial Officer and Treasurer of Loews Connecticut, which references that certain certificate (the “Loews Connecticut Certificate”) of Michael Politi as Secretary of Loews Connecticut dated July 30, 2004, and which certifies that:

a.	The Indenture is in full force and effect and has not been modified or amended since July 30, 2004, the date of its delivery.

b.	The resolutions referred to in paragraph 2 of the Certificate remain in full force and effect, have not been modified, rescinded or amended, and are the only resolutions adopted by the board of Loews Connecticut or any committee thereof relating to the subject matter thereof.

c.	The Certificate of Incorporation and bylaws referred to in paragraphs 5 and 3 of the Certificate are in full force and effect and have not been modified or amended since the date of the Certificate.

d.	No action has been taken by Loews Connecticut or its stockholders, directors or officers in contemplation of the liquidation, dissolution, sale of assets or merger of Loews Connecticut.

e.	Attached thereto is a true and correct copy of a certificate of existence of Loews Connecticut as f a recent date by the Secretary of the State of Connecticut, the jurisdiction of organization of Loews Connecticut.